EXHIBIT 99(a)

Media Contacts:
Mary Eshet 704-383-7777
Christy Phillips 704-383-8178
David Oliver 205-667-5429

Investor Contacts:
Alice Lehman 704-374-4139
Ellen Taylor 704-383-1381
Jeff Richardson 704-383-8250

Press Release Monday, Nov. 1, 2004 WACHOVIA COMPLETES SOUTHTRUST MERGER Retail Customers Will See Immediate Benefits

CHARLOTTE, N.C. – Wachovia Corporation (NYSE: WB) announced today that it has completed the merger with SouthTrust Corporation (NASDAQ: SOTR).

“We are delighted to welcome our SouthTrust teammates, customers and shareholders as we join forces,” said Ken Thompson, chairman, president and chief executive officer. “We look forward to leveraging our companies’ combined strengths and building sustained value for our customers, communities, employees and shareholders. As we integrate the two companies in the coming months, we are committed to offering best-in-class customer service and delivering strong performance for our shareholders.”

“We are all extremely pleased to officially be part of one of the nation’s best and largest financial services companies,” said Wallace Malone, former chairman and CEO of SouthTrust, who becomes vice chairman of Wachovia. “The strength of this combination is that we have merged with a company which, like SouthTrust, has a proven track record in excellent customer service and outstanding financial performance.”

Wachovia has the leading market share in numerous high-growth markets, with extensive product offerings. It is the largest bank in the Southeast. It is also among the top five in small business banking, a leading national brokerage firm and fund manager, an investment bank focused on growth companies and a well-positioned corporate bank. On a pro forma combined basis, Wachovia will have an estimated $500 billion in assets and a $79 billion market capitalization. The combined company’s approximately 14 million households and businesses (2.6 million of them online) are served by more than 95,000 employees, approximately 3,200 banking branches, full-service telephone and Internet banking, 5,300 ATMs, nearly 700 brokerage offices and 10,500 registered representatives.

As a result of the merger, SouthTrust shareholders will receive 0.89 shares of Wachovia common stock for each share of SouthTrust common stock they own. Shareholders may access additional information at Wachovia’s Investor Relations Web site, wachovia.com/investor. The site provides access to the most current news and financial information on Wachovia.

The company said that integration planning teams formed earlier this year are continuing to work on integration activities. As previously announced, the merger integration process is scheduled to be completed in the fourth quarter of 2005.

Customer Benefits

Retail customers of both SouthTrust and Wachovia will enjoy the following immediate benefits from the merger of the two holding companies:

•     Wachovia and SouthTrust bank customers are now able to use their current ATM cards and PIN numbers at 5,300 Wachovia and SouthTrust ATMs from Connecticut to Florida and west to Texas to make cash withdrawals or check account balances without paying a fee.

• All checking account customers will be offered free Online BillPay.

• SouthTrust will now offer a Free Checking account with no direct deposit requirement and no minimum balance, similar to the Wachovia Free Checking account.

SouthTrust and Wachovia announced their intention to merge in June 2004. Both SouthTrust and Wachovia shareholders approved the merger on Oct. 28, 2004.

Wachovia Corporation (NYSE:WB) is one of the largest providers of financial services to retail, brokerage and corporate customers, with retail operations from Connecticut to Florida and west to Texas, and retail brokerage operations nationwide. Its four core businesses, the General Bank, Capital Management, Wealth Management, and the Corporate and Investment Bank, serve approximately 14 million client relationships (including households and businesses), primarily in 15 states and Washington, D.C. Its full-service retail brokerage firm, Wachovia Securities, LLC, serves clients in 49 states and Washington, D.C. Global services are offered through 33 international offices. Online banking and brokerage products and services also are available through wachovia.com.

Wachovia had assets of $436.7 billion, stockholders’ equity of $33.9 billion and market capitalization of $61.4 billion at Sept. 30, 2004. SouthTrust had assets of $53.8 billion and stockholders’ equity of $4.7 billion at Sept. 30, 2004.

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